Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter 2012

•	Solid Rebound in Bookings Drives Higher Second Quarter Sales Guidance

•	Record Bookings for Mobile Products

•	Automotive Products Continue Strong Growth, Posting Record Quarterly Sales

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the first quarter ended April 1, 2012. Fairchild reported first quarter sales of $352.2 million, up 4 percent from the prior quarter and 15 percent lower than the first quarter of 2011. There were 14 weeks in Fairchild’s fiscal first quarter of 2012.

Fairchild reported first quarter net income of $1.6 million or $0.01 per diluted share compared to $21.3 million or $0.17 per diluted share in the prior quarter and $43.5 million or $0.33 per diluted share in the first quarter of 2011. Gross margin was 29.8 percent compared to 30.0 percent in the prior quarter and 36.8 percent in the year ago quarter.

Fairchild reported first quarter adjusted gross margin of 29.8 percent, down 60 basis points sequentially and 710 basis points from the first quarter of 2011. Adjusted gross margin excludes the change in retirement plans, accelerated depreciation and inventory reserve releases/write offs related to fab closures. Adjusted net income was $8.3 million or $0.06 per diluted share, compared to $19.3 million or $0.15 per diluted share in the prior quarter and $51.3 million or $0.39 per diluted share in the first quarter of 2011. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases/write offs related to fab closures, change in retirement plans, and associated net tax effects of these items and other acquisition-related intangibles.

“We saw solid improvement in bookings across all major end markets during the quarter,” said Mark Thompson, Fairchild’s president and CEO. “Our starting backlog on a 13 week basis is more than 10% higher than a quarter ago and supports our guidance for sales growth in the second quarter. We are seeing broad based reordering in all major end markets. The increase in bookings is also being driven by numerous new product launches and design wins, especially in our mobile product line, which we are ramping into production over the next few quarters.”

“First quarter sales were roughly in line with expectations as we slightly reduced channel inventory dollars,” stated Thompson. “Our first quarter results included about a one percentage point negative impact to sales due to supply disruptions with our optoelectronics products related to the flooding in Thailand that were finally resolved in late January. We posted record sales for our automotive products in the first quarter after growing 26% in 2011. Distribution sell-through increased roughly 4 percent sequentially due primarily to strength in power conversion products and the recovery in optoelectronics.”

First Quarter Financials

“Gross margin decreased primarily due to the lower factory loadings from the holiday shutdowns at the end of Q4 and the start of Q1,” said Mark Frey, Fairchild’s executive vice president and CFO. “Margins were also impacted by the 8 inch fab start-up costs and price reductions. Effective day one of 2012, we adjusted the expected asset lives and amortization schedules for certain factory equipment to better reflect actual performance of the tools. The net effect of these changes was roughly a one point favorable impact to adjusted gross margin in the first quarter. Adjusted R&D and SG&A expenses were $94.8 million which was roughly flat sequentially on a 13 week basis. Free cash flow was a negative $33.0 million and was impacted by the payment of $49.8 million in capital expenses as well as annual bonuses during the first quarter. We decreased internal inventory dollars by 2 percent sequentially resulting in an ending level of 85 days of inventory.”

Forward Guidance

“We expect sales to be in the range of $360 to 380 million for the second quarter,” said Frey. “Our current scheduled backlog is sufficient to achieve the low end of this range. We expect adjusted gross margin to be 32.5 to 34.0 percent due primarily to higher factory utilization and better product mix. We anticipate R&D and SG&A spending to be approximately $96 to 99 million in the second quarter. The adjusted tax rate is forecast at 15 percent plus or minus 3 percent for the quarter. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce second quarter results.”

Adjusted gross margin, adjusted R&D and SG&A, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude the change in retirement plans, accelerated depreciation and inventory reserve releases/write offs related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted R&D and SG&A we exclude the change in retirement plans. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases/write offs related to fab closures, change in retirement plans, and associated net tax effects of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	April 1, 2012	December 25, 2011	March 27, 2011

Total revenue	$352.2	$339.4	$413.0
Cost of sales (1)	247.3	237.7	261.0

Gross margin	104.9	101.7	152.0

Gross margin %	29.8%	30.0%	36.8%

Operating expenses:
Research and development (2)	40.1	38.8	36.9
Selling, general and administrative (3)	54.7	50.6	55.1
Amortization of acquisition-related intangibles	4.8	4.7	5.6
Restructuring and impairments	2.4	(6.7)	2.5

Total operating expenses	102.0	87.4	100.1

Operating income	2.9	14.3	51.9
Other expense, net	1.5	1.4	$1.1

Income before income taxes	1.4	12.9	50.8

Provision (benefit) for income taxes	(0.2)	(8.4)	7.3

Net income	$1.6	$21.3	$43.5

Net income per common share:
Basic	$0.01	$0.17	$0.34

Diluted	$0.01	$0.17	$0.33

Weighted average common shares:
Basic	126.3	126.0	126.1

Diluted	129.2	128.8	$130.9

(1) Equity compensation expense included in cost of sales	$1.2	$1.1	$0.9
(2) Equity compensation expense included in research and development	$1.5	$1.3	$0.9
(3) Equity compensation expense included in selling, general and administrative	$4.2	$3.4	$3.2

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2012	December 25, 2011	March 27, 2011

Net income	$1.6	$21.3	$43.5
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	2.4	(6.7)	2.5
Accelerated depreciation on assets related to fab closure (1)	—	—	0.2
Inventory write off/release associated with fab closure (1)	—	(0.2)	—
Change in retirement plans	—	2.7	—
Amortization of acquisition-related intangibles	4.8	4.7	5.6
Associated net tax effects of the above and other acquisition-related intangibles	(0.5)	(2.5)	(0.5)

Adjusted net income	$8.3	$19.3	$51.3

Adjusted net income per common share:
Basic	$0.07	$0.15	$0.41

Diluted	$0.06	$0.15	$0.39

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2012	December 25, 2011	March 27, 2011

Gross margin	$104.9	$101.7	$152.0
Adjustments to reconcile gross margin to adjusted gross margin:
Change in retirement plans	—	1.7	—
Accelerated depreciation on assets related to fab closure	—	—	0.2
Inventory write off/release associated with fab closure	—	(0.2)	—

Adjusted gross margin	$104.9	$103.2	$152.2

Adjusted gross margin %	29.8%	30.4%	36.9%

Fairchild Semiconductor International, Inc.

Reconciliation of R&D and SG&A to Adjusted R&D and SG&A

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2012	December 25, 2011	March 27, 2011

R&D and SG&A	$94.8	$89.4	$92.0
Adjustments to reconcile R&D and SG&A to adjusted R&D and SG&A:
Change in retirement plans	—	(1.0)	—

Adjusted R&D and SG&A	$94.8	$88.4	$92.0

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	April 1, 2012	December 25, 2011

ASSETS
Current assets:
Cash and cash equivalents	$381.3	$423.3
Short-term marketable securities	0.3	0.2
Receivables, net	166.6	142.9
Inventories	228.9	234.2
Other current assets	43.2	52.4

Total current assets	820.3	853.0

Property, plant and equipment, net	756.8	765.4
Intangible assets, net	60.6	65.4
Goodwill	169.3	169.3
Long-term securities	29.3	32.3
Other assets	55.7	51.5

Total assets	$1,892.0	$1,936.9

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$—	$—
Accounts payable	125.3	132.5
Accrued expenses and other current liabilities	87.7	125.7

Total current liabilities	213.0	258.2

Long-term debt, less current portion	300.1	300.1
Other liabilities	54.1	54.1

Total liabilities	567.2	612.4

Temporary equity - deferred stock units	2.6	2.3
Total stockholders’ equity	1,322.2	1,322.2

Total liabilities, temporary equity and stockholders’ equity	$1,892.0	$1,936.9

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2012	March 27, 2011
Cash flows from operating activities:
Net income	1.6	$43.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34.3	38.3
Non-cash stock-based compensation expense	6.9	5.0
Deferred income taxes, net	(2.2)	(1.8)
Other	0.4	0.6
Changes in operating assets and liabilities, net of acquisitions	(24.2)	(28.9)

Cash provided by operating activities	16.8	56.7

Cash flows from investing activities:
Capital expenditures	(49.8)	(34.3)
Maturity of marketable securities	0.1	0.1
Other	(0.5)	(0.8)
Acquisitions, net of cash acquired	—	(16.5)

Cash used in investing activities	(50.2)	(51.5)

Cash flows from financing activities:
Repayment of long-term debt	—	(0.9)
Proceeds from issuance of common stock and from exercise of stock options, net	0.4	25.9
Shares withheld for employees taxes	(9.0)	(9.3)

Cash provided by (used in) financing activities	(8.6)	15.7

Net change in cash and cash equivalents	(42.0)	20.9
Cash and cash equivalents at beginning of period	423.3	404.6

Cash and cash equivalents at end of period	$381.3	$425.5

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2012	March 27, 2011

Cash provided by operating activities	$16.8	$56.7
Capital expenditures	(49.8)	(34.3)

Free cash flow	$(33.0)	$22.4

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com